                               STATE OF FLORIDA

                            [GRAPHIC APPEARS HERE]

                             Department of State

I certify from the records of this office that NORSTAR GROUP, INC. is a Utah corporation authorized to transact business in the State of Florida, qualified on December 10, 1992.

The document number of this corporation is F92000000954.

I further certify that said corporation has paid all fees and penalties due this office through December 31, 1999, that its most recent annual report was filed on May 4, 1999, and its status is active.

I further certify that said corporation has not filed a Certificate of Withdrawal.

                                                Given under my hand and the
                                             Great Seal of the State of Florida
                                           at Tallahassee, the Capitol, this the
                                                  Sixth day of May, 1999

                                                  /s/ Katherine Harris

                                                      Katherine Harris
                                                      Secretary of State


[SEAL OF THE STATE OF FLORIDA APPEARS HERE]

CR2EO22 (9-11)